Exhibit 99.1

PO Box 10, Manitowoc, WI 54221-0010 For further information, contact: Rachel Oakes, Marketing Communications Manager Phone: (608) 372-2265, roakes@bankfirst.com

NEWS release

[For Immediate Release]

Bank First Corporation Announces the Appointment of

Steven Eldred to its Board of Directors

MANITOWOC, WI, January 20, 2026 – Mike Molepske, Chief Executive Officer and Chairman of the Board at Bank First Corporation (NASDAQ: BFC), announced that Steven Eldred has been elected to the Board of Directors of Bank First and Bank First Corporation as part of its merger with Centre 1 Bancorp, Inc., parent company of First National Bank and Trust (“FNBT”). Eldred was elected on January 13, 2026, and will serve a three-year term after election by the shareholders at BFC’s Annual Shareholder Meeting on June 15, 2026.

Eldred brings more than four decades of experience in community banking and financial services to the Bank First Board. A fourth-generation banking leader, he spent his career at FNBT, where he held roles across operations, lending, and executive management. His background provides a deep understanding of bank operations, strategic planning, and the importance of maintaining strong community relationships. Throughout his career, Eldred played a key role in guiding organizational strategy and long-term growth. He also brings extensive board experience, having served for more than three decades on the board of Centre 1 Bancorp, Inc. Eldred is also deeply committed to community involvement and civic leadership. He currently serves on the boards of Beloit Memorial Hospital and the Beloit 200 Development Corporation and has been actively involved with organizations supporting youth development, education, and conservation. Eldred’s extensive banking experience and genuine commitment to the Beloit and surrounding communities will make him a valuable addition to the Bank First Board.

“We are pleased to welcome Steve to the Bank First Board of Directors,” said Molepske. “His long-standing leadership in community banking and dedication to community engagement make him an outstanding addition to our Board. His appointment reflects our commitment to forward-thinking leadership and strategic growth as we move forward as a combined organization.”

For more information about Bank First, visit www.bankfirst.com.

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Bank First Corporation provides financial services through its subsidiary, Bank First, N.A., which was incorporated in 1894. Bank First offers loan, deposit, treasury management, trust, and wealth management services at each of its 38 banking locations in Wisconsin and Illinois following its merger with FNBT on January 1, 2026. The Bank has grown through both acquisitions and de novo branch expansion. Bank First employs approximately 500 full-time equivalent staff and has assets of approximately $6 billion. Insurance services are available through its bond with Ansay & Associates. Further information about Bank First Corporation is available by clicking the Shareholder Services tab at www.bankfirst.com.